Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

LiveOne, Inc.

Beverly Hills, CA

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-249481, 333-280645 and 333-284916) and Form S-8 (No. 333-234619 and 333-259026) of LiveOne, Inc. of our report dated June 29, 2026, relating to the consolidated financial statements of LiveOne, Inc. appearing in this Annual Report on Form 10-K for the year ended March 31, 2026. Our report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Macias Gini & O'Connell LLP

Los Angeles, California

June 29, 2026